EXHIBIT 99.1

Monarch Casino & Resort Reports Record First Quarter 2024 Financial Results

Declares Cash Dividend of $0.30 per Share Payable on June 15, 2024

RENO, Nev., April 17, 2024 (GLOBE NEWSWIRE) -- Monarch Casino & Resort, Inc. (Nasdaq: MCRI) (“Monarch,” “we,” “our,” or “the Company”) today reported operating results for the first quarter ended March 31, 2024, as summarized below:

($ in thousands, except per share data and percentages)

	Three Months Ended March 31,
	2024	2023	Increase
Net revenue	$121,657	$116,644	4.3%
Net income	18,275	17,670	3.4%
Adjusted EBITDA (1)	$38,548	$36,480	5.7%

Basic EPS	$0.95	$0.92	3.3%
Diluted EPS (1)	$0.93	$0.90	3.3%

(1) Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.

CEO Comment
John Farahi, Co-Chairman and Chief Executive Officer of Monarch, commented: “In the first quarter of 2024 net revenue and adjusted EBITDA grew to all-time first quarter records of $121.7 million and $38.5 million, respectively, and the EBITDA margin improved to 31.7% from 31.3% in the same period of the prior year.

“Monarch Black Hawk generated revenue growth across all its business segments and expanded its adjusted EBITDA margin. The property continues to grow its market share, particularly among mid- and upper-tier players. The exceptional product quality, combined with our team’s operational excellence, is creating unparalleled guest experiences in the market and establishing the property as the leading casino resort in the greater Denver market.

“At Atlantis, our primary focus remains the ongoing enhancement of the property. While Reno remains a very competitive market, we believe our focus on operational efficiency and property enhancement through major capital investments will keep us competitive and will be financially rewarding over the long-term. We are on track to bring into operation another 125 redesigned and upgraded rooms by the end of the second quarter in 2024.

“With a strong balance sheet, we are favorably positioned to continue investing in our properties, paying cash dividends, and buying back stock under our existing stock repurchase authorization. We continue to diligently evaluate potential M&A transactions, which can drive additional attractive long-term value for our stockholders.”

Summary of 2024 First Quarter Operating Results
In the 2024 first quarter, the Company generated net revenue of $121.7 million, an increase of 4.3% from $116.6 million in the corresponding prior-year quarter. Casino, food and beverage (“F&B”), and hotel revenues increased 3.8%, 2.9% and 8.4% year-over-year, respectively. The revenue increase was driven primarily by market share gains at Monarch Black Hawk.

Selling, general and administrative (“SG&A”) expenses for the first quarter of 2024 were $27.1 million compared to $25.1 million in the corresponding prior-year period, driven primarily by an increase in labor expenses, combined with increased advertising and promotional expenses. As a percentage of net revenue, SG&A expense increased to 22.3% compared to 21.5% in the corresponding prior-year period. Casino operating expense as a percentage of casino revenue increased to 38.0% during the first quarter of 2024 compared to 37.7% in the same prior-year period, primarily due to an increase in labor expenses and increased promotional allowances. F&B operating expense as a percentage of F&B revenue was flat with the prior-year period at 74.8% as the Company continued its efforts to manage costs. Hotel operating expense as a percentage of hotel revenue decreased to 35.6% in the first quarter of 2024 compared to 41.3% in the same period a year ago, primarily due to an increase in Average Daily Rate and improved cost management.

Income from operations for the first quarter of 2024 increased 2.8% compared to the same period last year. Net income increased 3.4% and diluted EPS increased 3.3% compared to the same period last year. The Company generated record first quarter consolidated adjusted EBITDA of $38.5 million, an increase of $2.1 million, or 5.7%, over the same period a year ago.

Credit Facility and Liquidity
As of March 31, 2024, the Company had cash and cash equivalents of $39.5 million and an outstanding principal balance of $5.5 million under its credit facility.

Capital expenditures of $17.9 million in the first quarter of 2024 were funded from cash on hand and operating cash flows and included the redesign and upgrade of 125 guest rooms in the third Atlantis hotel tower as well as ongoing maintenance capital expenditures at both properties.

On March 15, 2024, the Company paid a cash dividend of $0.30 per share to its stockholders of record on March 1, 2024. The cash dividend was funded from cash on hand and operating cash flows.

In the first quarter of 2024, the Company purchased 281,708 shares of its common stock on the open market for an aggregate amount of $19.4 million under its existing Repurchase Plan. The purchases were funded from cash on hand and operating cash flows.

Quarterly Dividend Declaration
The Company announced today a cash dividend of $0.30 per share of its outstanding common stock. The dividend is payable on June 15, 2024, to stockholders of record on June 1, 2024. This cash dividend is part of the previously announced annual cash dividend of $1.20 per share payable in quarterly payments and subject to quarterly review and evaluation by the Company’s Board of Directors.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "plan," "believe," "expect," "seem," "look," "look forward," "positioning," "future," "will," "confident" and similar references to future periods. Example of forward-looking statements include, among others, statements we make regarding: (i) the continuing strength of our balance sheet and our expected free cash flow; (ii) our expectations regarding continuing our dividend payments in the future; (iii) our expectations regarding the cash flow we expect generate to fund our one-time cash dividend to stockholders; (iv) our beliefs regarding the strengths of the local markets we serve in Reno and Black Hawk; (v) our expectations regarding the completion of room renovations at the Atlantis; and (vi) our beliefs regarding the impact of our capital investment strategy on our long term success. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  adverse impacts of outbreaks of contagious diseases on our business, financial condition and operating results;
  actions taken by government officials at the federal, state and/or local level with respect to the containment of disease outbreaks, including, without limitation, temporary or extended shutdowns, travel restrictions, social distancing and shelter-in-place orders;
  our ability to manage guest safety concerns in connection with an outbreak of contagious diseases;
  our ability to maintain compliance with the terms and conditions of our credit facilities and other material contracts in the event of any unexpected or unplanned events, such as temporary or extended shutdowns;
  access to available and reasonable financing on a timely basis;
  our ability to maintain strong working relationships with our regulators, employees, lenders, suppliers, insurance carriers, customers, and other stakeholders;
  impacts of any uninsured losses;
  changes in guest visitation or spending patterns due to economic conditions, health or other concerns;
  construction factors, including delays, disruptions, availability of labor and materials, increased costs of labor and materials, contractor disagreements, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, building permit issues and other regulatory approvals or issues;
  ongoing disagreements over costs of and responsibility for delays and other construction related matters with our general contractor at Monarch Casino Resort Spa Black Hawk, PCL Construction Services, Inc., including, as previously reported, the litigation against us by such contractor;
  claims for construction defects, breach of contract, breach of warranty, fraud, fraudulent inducement, negligence or other construction related claims that we may have in connection with construction and completion of Monarch Casino Resort Spa Black Hawk and any adverse impacts on operations required to correct the same;
  the outcome of our litigation against the general contractor of Monarch Casino Resort Spa Black Hawk, PCL Construction Services, Inc., in the above-mentioned litigation in which litigation the parties are currently awaiting the Court’s decision following the trial on the matter;
  our potential need to post bonds or other forms of surety to support our legal remedies;
  risks related to development and construction activities (including disputes with and defaults by contractors and subcontractors; construction, equipment or staffing problems and delays; shortages of materials or skilled labor; environmental, health and safety issues; weather and other hazards, site access matters, and unanticipated cost increases);
  our ability to generate sufficient operating cash flow to help finance our expansion plans and any subsequent debt reduction;
  changes in laws mandating increases in minimum wages and employee benefits;
  changes in laws and regulations permitting expanded and other forms of gaming in our key markets;
  the effects of local and national economic, credit and capital market conditions on the economy in general and on the gaming industry and our business in particular, including predictions for a potential recession;
  the effects of labor shortages on our market position, growth and financial results;
  the potential of increases in state and federal taxation;
  potential of increased regulatory and other burdens;
  guest acceptance of our expanded facilities once completed and the resulting impact on our market position, growth and financial results;
  competition in our target market areas;
  broad-based inflation, including wage inflation; and
  the impact of the conflicts taking place in Ukraine and Israel.

Additional information concerning potential factors that could adversely affect all forward-looking statements, including the Company's financial results, is included in our Securities and Exchange Commission filings, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website at www.monarchcasino.com.

About Monarch Casino & Resort, Inc.
Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Monarch Casino Resort Spa ("Monarch Black Hawk") in Black Hawk, Colorado, approximately 40 miles west of Denver and the Atlantis Casino Resort Spa ("Atlantis"), a hotel/casino facility in Reno, Nevada. For additional information on Monarch, visit the Company's website at www.monarchcasino.com.

Monarch Black Hawk features approximately 60,000 square feet of casino space; approximately 1,000 slot machines; 43 table games; a live poker room; a keno; and a sports book. The resort also includes 10 bars and lounges, as well as four dining options: a twenty-four-hour full-service restaurant, a buffet-style restaurant, the Monarch Chophouse (a fine-dining steakhouse), and Bistro Mariposa (elevated Southwest cuisine). The resort offers 516 guest rooms and suites, banquet and meeting room space, a retail store, a concierge lounge and an upscale spa and enclosed year-round pool facility located on the top floor of the tower. The resort is connected to a nine-story parking structure with approximately 1,350 parking spaces, and additional valet parking, with total property capacity of approximately 1,500 spaces.

Atlantis features approximately 61,000 square feet of casino space; 817 guest rooms and suites; eight food outlets; two gourmet coffee and pastry bars; a 30,000 square foot health spa and salon with an enclosed year-round pool; retail outlet offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,200 slot and video poker machines; approximately 33 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room.

Contacts:
John Farahi
Chief Executive Officer
775/824-4401 or jfarahi@monarchcasino.com

Joseph Jaffoni, Richard Land, James Leahy
JCIR
212/835-8500 or mcri@jcir.com

- financial tables follow -

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three months ended March 31,
	2024	2023
	(Unaudited)	(Unaudited)
Revenues
Casino	$69,436	$66,905
Food and beverage	30,163	29,317
Hotel	16,774	15,471
Other	5,284	4,951
Net revenues	121,657	116,644

Operating expenses
Casino	26,352	25,252
Food and beverage	22,575	21,937
Hotel	5,978	6,390
Other	2,908	2,943
Selling, general and administrative	27,074	25,116
Depreciation and amortization	12,487	11,337
Other operating items, net	473	510
Total operating expenses	97,847	93,485
Income from operations	23,810	23,159
Interest income (expense), net	7	(587)
Income before income taxes	23,817	22,572
Provision for income taxes	(5,542)	(4,902)
Net income	$18,275	$17,670

Earnings per share of common stock
Net income
Basic	$0.95	$0.92
Diluted	$0.93	$0.90

Weighted average number of common shares and potential common shares outstanding
Basic	19,284	19,215
Diluted	19,659	19,654

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(In thousands, except per share data)

	March 31, 2024	December 31, 2023
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$39,484	$43,361
Receivables, net	10,265	11,990
Income taxes receivable	-	1,006
Inventories	7,366	7,614
Prepaid expenses	9,347	10,995
Total current assets	66,462	74,966
Property and equipment, net	585,434	580,497
Goodwill	25,111	25,111
Intangible assets, net	258	299
Total assets	$677,265	$680,873
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current maturities of long-term debt	$5,500	$-
Accounts payable	21,448	23,092
Construction accounts payable	47,256	47,566
Income taxes payable	4,536	-
Accrued expenses	50,509	51,812
Short-term lease liability	919	897
Total current liabilities	130,168	123,367
Deferred income taxes	23,084	23,084
Long-term lease liability	13,779	14,021
Long-term debt	-	5,500
Other long-term liabilities	1,321	1,761
Total liabilities	168,352	167,733
Stockholders' equity
Preferred stock, $.01 par value, 10,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value, 30,000,000 shares authorized; 19,174,278 shares issued; 18,830,036 outstanding at March 31, 2024; 19,154,031 shares issued and 19,091,497 outstanding at December 31, 2023	192	191
Additional paid-in capital	51,568	48,821
Treasury stock, 344,242 shares at March 31, 2024; 62,534 shares at December 31, 2023	(23,292)	(3,718)
Retained earnings	480,445	467,846
Total stockholders' equity	508,913	513,140
Total liabilities and stockholders' equity	$677,265	$680,873

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME
(In thousands, unaudited)

The following table sets forth a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, a GAAP financial measure:

	Three Months Ended March 31,
	2024	2023
Net income	$18,275	$17,670
Expenses:
Stock based compensation	1,778	1,474
Depreciation and amortization	12,487	11,337
Provision for income taxes	5,542	4,902
Interest income (expense), net	(7)	587
Construction litigation expenses (2)	510	510
Gain on disposition of assets (2)	(37)	-
Adjusted EBITDA (1)	$38,548	$36,480

(1) Adjusted EBITDA, a non-GAAP financial measure, consists of net income plus loss on disposal of assets, provision for income taxes, stock-based compensation expense, other one-time charges, pre-opening expenses, construction litigation expenses, acquisition expenses, interest expense, depreciation and amortization less interest income, any benefit for income taxes and gain on disposal of assets. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with US Generally Accepted Accounting Principles), as an indicator of Monarch's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with US GAAP) or as a measure of liquidity. This measure enables comparison of Monarch's performance over multiple periods, as well as against the performance of other companies in our industry that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and, therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies. Monarch defines Adjusted EBITDA margin as Adjusted EBITDA divided by Net revenue.
(2) Amount included in the “Other operating items, net” on the Consolidated Statement of Income.